Exhibit 99.1

BofI Holding, Inc. Closes $15.94 Million Common Stock Offering

SAN DIEGO (Marketwire – April 6, 2010)—BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA (“Bank”), announced the completion of its firm commitment underwritten public offering of 1,226,276 shares of its common stock at $13.00 per share. The total shares sold in the offering include 159,949 shares purchased by the underwriter through the exercise of the over-allotment option.

Net proceeds to BofI from the offering, after deducting underwriting discounts and estimated transaction expenses of the offering payable by BofI, were approximately $15.18 million. BofI intends to use the net proceeds of the offering for general corporate purposes including supporting the growth of the Bank.

B. Riley & Co., LLC acted as the sole underwriter in the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock described above were offered by the company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement and the accompanying base prospectus describing the terms of the offering have been filed with the SEC and form part of the effective Registration Statement.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA (“the Bank”), a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on the Bank, please visit www.bankofinternet.com.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, Chief Executive Officer

(858) 350-6203

Gregory.Garrabrants@BankofInternet.com